EXHIBIT 11

		 BEN & JERRY'S HOMEMADE, INC.
 		COMPUTATION OF NET INCOME PER COMMON SHARE





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                                	         	Thirteen weeks ended	       		  	 Twenty-Six weeks ended
                                          	7/1/95	    	 6/25/94	             	7/1/95	   	6/25/94
Primary:
Average shares outstanding	                	7,182,802   7,144,464             7,166,090   7,144,546
Net effect of dilutive stock options -
 	based on the treasury stock
 	method using average
	 market price                             	   39,755                	     		    26,575

Totals		                                    7,222,557   7,144,464             7,192,665   7,144,546
Net Income	                              	 $1,653,000    $714,000            $2,564,000  $1,616,000
Per share amount		                              $0.23 		    $0.10 		              $0.36 		    $0.23


Fully diluted:
Average shares outstanding		                7,182,802   7,144,464             7,166,090   7,144,546
Net effect of dilutive stock options -
 	based on the treasury stock
 	method using quarter-end
	market price which is greater
	than average market price	                    40,724       2,531                40,724       1,265

Totals		                                    7,223,526   7,146,995           7,166,090      7,145,811
Net Income		                               $1,653,000    $714,000          $2,564,000     $1,616,000
Per share amount		                              $0.23 		    $0.10 		            $0.36 		       $0.23
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